Exhibit 99.1

GOLDEN MINERALS REPORTS SECOND QUARTER 2021 RESULTS

GOLDEN, CO - /BUSINESS WIRE/ - August 5, 2021 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American and TSX: AUMN) today provided financial results and a business summary for the quarter ending June 30, 2021.

Second Quarter Summary Financial Results

(All currency expressed in approximate USD)

●	Net operating margin of $2.5 million in the second quarter 2021 based on revenue of $5.9 million and cost of metals sold of $3.3 million, all related to mining at the Company’s Rodeo gold-silver operations (the “Rodeo Property”). In the second quarter 2020, the Company recorded revenue of $1.2 million and a net operating margin of $0.8 million related to a lease of the Company’s oxide mill at the Velardeña Properties to Hecla Mining. That lease concluded on November 30, 2020.
●	$6.9 million cash and cash equivalents balance of as of June 30, 2021, compared to $9.7 million at year-end 2020.
●	Exploration expenses of $1.1 million in the second quarter 2021, compared to $0.8 million in the corresponding period in 2020.
●	Net loss of $0.8 million or $0.00 per share in the second quarter 2021, compared to a net loss of $2.3 million or $0.02 per share in the second quarter 2020.

Second Quarter Business Summary

●	Produced 3,634 payable gold equivalent ounces (“AuEq oz.”) with total cash costs, net of silver by-product credits, per payable ounce of gold of $915.[1]
●	Sold 3,230 AuEq oz. in doré, with 908 AuEq oz. in doré inventory at the end of the quarter.
●	Reported grades processed of 3.6 grams per tonne (“g/t”) gold and 10 g/t silver during the quarter.
●	In April 2021, completed the installation of a new regrind mill circuit at the Velardeña oxide plant that processes Rodeo gold and silver-bearing material. The circuit enabled the Company to reach and exceed Rodeo’s targeted 450 tonnes per day (“tpd”) throughput, averaging greater than 500 tpd in May and June.
●	In June 2021, reported initial results from a 2,000-meter exploration drill program at Rodeo aimed at expanding the resource.

1 Gold equivalents based on actual gold and silver prices realized during the second quarter 2021.

Warren Rehn, President and Chief Executive Officer of Golden Minerals, commented, “We are pleased to report strong results from the first full quarter of gold-silver production at Rodeo. We achieved average throughput levels at over 500 tonnes per day in May and June and lowered our cash operating costs to $915 per payable gold oz in the quarter. Looking forward, we remain on course to achieve 2021 production guidance of 12,000-14,000 oz gold and 25,000-30,000 oz silver. We anticipate continuing to operate the mill at greater than 500 tpd through the rest of the year at average grades of approximately 3.3 g/t gold and 9.7 g/t silver.”

Quarterly Conference Call and Webcast

Management will be holding a conference call and webcast on August 10, 2021 at 11:00 a.m. Eastern Time to discuss second quarter 2021 financial results and recent project updates. You are invited to join the webcast at http://public.viavid.com/index.php?id=145833. Please plan to join 10 minutes prior to the start time.

The webcast will also be archived on the Golden Minerals website at http://www.goldenminerals.com after August 10, 2021.

Second Quarter 2021 Financial Results

The Company reported $2.5 million in net operating margin based on $5.9 million of revenue from doré sales in the second quarter 2021, and $3.3 million costs of metals sold. Exploration expenditures, including a drill program targeting resource expansion at Rodeo, property holding costs and allocated administrative expenses, totaled $1.1 million. The Company incurred $0.7 million in capital expenditures during the quarter, primarily related to construction of the new regrind mill circuit. El Quevar project expense was $0.1 million and includes costs of exploration and evaluation activities, care and maintenance, and property holding costs, net of reimbursements from Barrick Gold under the terms of an Earn-In Agreement. Administrative expenses totaled $1.0 million and include costs associated with being a public company that are incurred primarily by the Company’s corporate activities in support of the Rodeo Property, the Velardeña Properties, the Yoquivo project and the balance of the Company’s exploration portfolio. The Company reported a net loss of $0.8 million or $0.00 per share in the second quarter 2021.  The net loss also included $1.1 million of non-cash stock compensation expense, mainly due to stock unit awards granted to executives, all of which vested and were expensed in the second quarter 2021.

Twelve Month Financial Outlook

The Company ended the second quarter 2021 with a cash balance of $6.9 million and currently anticipates receiving approximately $11.0 to $13.0 million in net operating margin (defined as revenue from the sale of metals less costs of metals sold) from the Rodeo operation during the 12 months ending June 30, 2022, assuming average gold and silver prices during that period of $1,800 and $25.00 oz, respectively. Forecasted cash inflows do not include the anticipated second installment of $1.5 million due to Golden Minerals from Fabled Silver Gold Corp. in December 2021 under the terms of an agreement for the sale of the Company’s Santa Maria project.

The Company’s currently forecasted expenditures during the 12 months ending June 30, 2022, apart from Rodeo costs of metals sold which are included in the net operating margin forecast, total approximately $8.5 million as follows:

●	$3.8 million on exploration activities and property holding costs associated with the Company’s portfolio of exploration properties located in Mexico, Argentina and Nevada, including project assessment and evaluation costs relating to additional exploration at Rodeo, Sarita Este, Yoquivo and other properties;
●	$0.6 million at the Velardeña Properties for care and maintenance;

●	$0.4 million at the El Quevar project to fund care and maintenance and property holding costs, net of reimbursement from Barrick; and
●	$3.7 million in general and administrative costs.

Covid-19 Uncertainties

To date, the Company’s financial condition has not been seriously impacted by the Covid-19 pandemic and no impairments have been recorded to the condensed consolidated balance sheet. Due to uncertainty surrounding the situation, management’s judgment regarding this could change in the future. The Company will continue to follow World Health Organization protocols at all its projects and offices. Business and financial projections are current as of the date of this news release but could be negatively impacted if business interruptions related to COVID-19 occur.

Additional information regarding second quarter 2021 financial results may be found in the Company’s 10-Q Quarterly Report which is available on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS

(US Dollars, unaudited)

	June 30,	December 31,
	2021	2020

	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$6,866	$9,704
Short-term investments	117	79
Lease receivables	—	72
Inventories, net	2,003	284
Value added tax receivable, net	1,600	45
Prepaid expenses and other assets	1,090	1,130
Total current assets	11,676	11,314
Property, plant and equipment, net	6,508	5,520
Other long term assets	921	1,472
Total assets	$19,105	$18,306

Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$2,669	$1,318
Deferred revenue, current	256	535
Other current liabilities	389	667
Total current liabilities	3,314	2,520
Asset retirement and reclamation liabilities	3,209	3,166
Other long term liabilities	467	648
Total liabilities	6,990	6,334

Commitments and contingencies

Equity
Common stock, $.01 par value, 350,000,000 shares authorized; 162,804,612 and 157,512,652 shares issued and outstanding respectively	1,628	1,575
Additional paid in capital	540,341	536,263
Accumulated deficit	(529,854)	(525,866)
Shareholders' equity	12,115	11,972
Total liabilities and equity	$19,105	$18,306

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US dollars, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands except per share data)		(in thousands, except per share data)
Revenue:
Sale of metals	$5,861	$—	$7,639	$—
Oxide plant lease	—	1,224	—	2,420
Total revenue	5,861	1,224	7,639	2,420
Costs and expenses:
Cost of metals sold (exclusive of depreciation shown below)	(3,328)	—	(4,864)	—
Oxide plant lease costs	—	(420)	—	(984)
Exploration expense	(1,094)	(824)	(1,875)	(2,455)
El Quevar project expense	(53)	(245)	(159)	(493)
Velardeña care and maintenance costs	(141)	(192)	(340)	(655)
Administrative expense	(992)	(767)	(2,540)	(1,930)
Stock based compensation	(987)	(614)	(1,416)	(666)
Reclamation expense	(63)	(62)	(129)	(121)
Other operating income (expense), net	135	(106)	334	(102)
Depreciation and amortization	(168)	(265)	(323)	(544)
Total costs and expenses	(6,691)	(3,495)	(11,312)	(7,950)
Loss from operations	(830)	(2,271)	(3,673)	(5,530)
Other income (expense):
Interest and other expense, net	(15)	(46)	(323)	(73)
Gain (loss) on foreign currency transactions	102	(6)	23	(56)
Total other income (loss)	87	(52)	(300)	(129)
Loss from operations before income taxes	(743)	(2,323)	(3,973)	(5,659)
Income taxes	(67)	—	(15)	—
Net loss	$(810)	$(2,323)	$(3,988)	$(5,659)
Net loss per common share — basic
Loss	$-	$(0.02)	$(0.02)	$(0.05)
Weighted average Common Stock outstanding - basic (1)	162,365,584	124,134,135	161,382,645	115,690,717

(1)	Potentially dilutive shares have not been included because to do so would be anti-dilutive.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding expectations pertaining to future gold-silver production and operations at Rodeo; anticipated net operating margin from the Rodeo operation during the 12 months ending June 30, 2022; the expected second installment due to Golden Minerals from Fabled Silver Gold Corp.; forecasted expenditures during the 12 months ending June 30, 2022; and potential business restrictions and other matters related to the COVID-19 pandemic. These statements are subject to risks and uncertainties, including the overall impact of the COVID-19 pandemic, including the potential future re-suspension of non-essential activities in Mexico, including mining; lower than anticipated revenue or higher than anticipated costs at the Rodeo mine; declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company